Exhibit 5.1

[Sempra Letterhead]

February 25, 2009

Sempra Energy

Board of Directors

101 Ash Street

San Diego, California 92101

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Chief Corporate Counsel of Sempra Energy, a California corporation (the “Company”). I am delivering this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 2,000,000 shares (the “Shares”) of the Company’s common stock, without par value (“Common Stock”) under the Mobile Gas Service Corporation Employee Savings Plan and the Mobile Gas Service Corporation Bargaining Unit Employee Savings Plan (the “Plans”).

In my capacity as Chief Corporate Counsel of the Company, I am familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, I have assumed such proceedings will be timely completed in the manner presently proposed.

As such counsel, I have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinion expressed below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, and the conformity to authentic original documents of all documents submitted to me as copies. With your consent I have relied upon certificates of an officer of the Company and others with respect to certain factual matters. I have not independently verified such factual matters.

With respect to the opinion expressed below, I am opining herein as to the effect on the subject transaction only of the internal laws of the State of California, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction.

Subject to the foregoing and in reliance thereon, it is my opinion that, upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the applicable Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the applicable Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

With your consent, I have assumed for purposes of the opinion paragraph above that: (i) some or all of the Shares may be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 416 of the California General Corporation Law.

This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without my prior written consent.

I consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Gary W. Kyle
Gary W. Kyle
Chief Corporate Counsel